Exhibit 10.6
APTIV PLC
2024 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD – NON-EMPLOYEE DIRECTOR
Subject to the terms and conditions of (1) Aptiv PLC 2024 Long-Term Incentive Plan (the “Plan”), (2) the Notice of Award (the “Award Notice”) and (3) the RSU Award Agreement (the “Agreement”), the Company hereby grants you (the “Participant”) an award of RSUs (“RSUs”) as reflected below (the “Award”). Each RSU represents the opportunity to receive one (1) ordinary share of the Company (a “Share”) upon satisfaction of the terms and conditions as set forth in this Award Notice and the Agreement, subject to the terms of the Plan. Capitalized terms used herein but not defined in this Award Notice or the Agreement shall have the meaning specified in the Plan. In the event of a conflict among the provisions of the Award Notice, the Agreement and the Plan, the provisions of the Plan will prevail.

Participant	#ParticipantName#
Grant Date	#GrantDate#
Number of RSUs	#QuantityGranted#

Vesting Schedule
Vesting Date	Percentage of RSUs Vesting
[•]	100%

APTIV PLC
2024 LONG-TERM INCENTIVE PLAN
RSU AWARD AGREEMENT - NON-EMPLOYEE DIRECTOR
The RSUs with respect to Shares of Aptiv PLC (the “Company”) granted to you on the Grant Date are subject to (1) the Notice of Award - RSUs (the “Award Notice”) and (2) this RSU Award Agreement (the “Agreement”), along with all of the terms and conditions of Aptiv PLC 2024 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used herein but not defined in the Award Notice or this Agreement shall have the meaning specified in the Plan. In the event of a conflict among the provisions of the Award Notice, this Agreement and the Plan, the provisions of the Plan will prevail.
Section 1.Grant of Award. The Company hereby grants this Award to the Participant on the Grant Date and subject to the vesting provisions as set forth in the Award Notice.
Section 2.Vesting. Subject to Section 3 of the Agreement, the RSUs shall vest on the date set forth in the Award Notice (the “Vesting Date”).
Section 3.Termination of Service and Change in Control.
(a)Termination of Service.

(i)    If the Participant’s service with the Board terminates prior to the Vesting Date as a result of a removal from office pursuant to Article 24.1.5 of the Aptiv PLC Memorandum and Articles of Association, the Participant shall forfeit the Award.

(ii)     If the Participant’s service with the Board terminates prior to the Vesting Date for any reason other than as described in clause (i) above, a pro rata portion of the RSU Shares shall vest on the date of such termination and the portion of the RSU Shares that does not vest on the date of such termination shall be forfeited without any payment to the Participant. The pro rata portion of the RSU Shares that vests upon the Participant’s termination of service pursuant to this clause (ii) shall equal (A) the total number of RSU Shares underlying the Award, multiplied by (B) a fraction, the numerator of which shall be the number of full months between the Grant Date and the termination date and the denominator of which shall be 12.

(b) Change in Control. Upon a Change in Control prior to the Vesting Date, the RSUs shall vest in full.
Section 4.Settlement of RSUs.
(a)Delivery of Shares. Subject to Section 3 of the Agreement, any vested RSUs shall be settled in the form of Shares delivered to the Participant as soon as practicable following the Vesting Date but in no event later than 30 days following the Vesting Date.

(b)Alternative Form of Settlement. Pursuant to Section 7(e) of the Plan and notwithstanding any provision in the Agreement to the contrary, the Company may, in its sole discretion, settle any RSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence, (3) would result in adverse tax consequences for the Participant or the Company, or (4) is administratively burdensome; or (ii) Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s Termination of Service (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions on the Participant’s behalf to any third party broker/administrator).
Section 5.Dividend Equivalents. If a dividend is paid on Shares underlying RSUs with respect to the period commencing on the Grant Date and ending on the date on which the Shares in settlement of the RSUs are delivered to the Participant, the Participant shall be eligible to receive an amount equal to the amount of the dividend that the Participant would have received had the Shares attributable to RSUs been delivered to the Participant as of the time at which such dividend is paid, which amount shall be calculated and reinvested in additional RSUs as of the time at which such dividend is paid. No such amount shall be payable with respect to any portion of this Award that is forfeited pursuant to Section 3 of the Agreement. Such amount shall be paid to the Participant in the form of additional Shares on the date on which the Shares attributable to RSUs are delivered to the Participant; provided that the Committee retains the discretion to pay such amount in cash rather than RSUs in the event that an insufficient number of Shares are authorized and available for issuance under the Plan. Any Shares attributable to RSUs that the Participant is eligible to receive pursuant to this Section 5 are referred to herein as “Dividend Shares.”
Section 6.Additional Terms and Conditions.
(a)Issuance of Shares. Upon delivery of Shares in settlement of the RSU and, if applicable, any Dividend Shares, such Shares shall be evidenced by book-entry registration; provided, however, that the Committee may determine that such Shares shall be evidenced in such other manner as it deems appropriate, including the issuance of a share certificate or certificates. Any such fractional Shares shall be rounded up to the nearest whole Share.
(b)Voting Rights. The Participant shall not have voting rights with respect to the Shares underlying the RSUs or, if applicable, any Dividend Shares unless and until such Shares are delivered to the Participant.
Section 7.Data Privacy. The Company, with its registered address located at 5 Hanover Quay, Dublin 2, Ireland, grants RSUs under the Plan in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the RSUs, the Participant expressly and explicitly consents to the personal data activities as described herein.
(a)Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data and details of all Stock Units or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the

Company receives from the Participant. In granting the RSUs under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.
(b)Stock Plan Administration Service Provider. The Company transfers the Participant’s personal data to Fidelity Stock Plan Services, LLC, an independent service provider based in the United States of America, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Participant’s personal data to the United States of America is the Participant’s consent.
(d)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan.
(e)Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Aptiv Privacy Office (privacy@aptiv.com) for further information on how the Company processes the Participant’s data.

Section 8.Miscellaneous Provisions.
(a)Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by email, with confirmation of receipt, as follows:
if to the Company, to:
    Aptiv PLC
    125 Park Avenue, Suite 1535
    New York, NY 10017
    Attention: [•]
    Email: [•]

    if to the Participant, to the address that the Participant most recently provided to the Company, or to such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.
(b)Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
(c)Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(d)Severability. The Agreement shall be enforceable to the fullest extent allowed by law. In the event that any provision of the Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the validity, legality or enforceability of any other provision of the Agreement or the validity, legality or enforceability of such provision in any other jurisdiction. Any provision of the Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of the Agreement, and the remaining provisions contained in the Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of the Agreement.
(e)Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(f)Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(g)Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(h)Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. The Participant acknowledges and agrees that the Plan is established voluntarily by the Company, is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of this Award under the Plan is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the award, the number of RSUs subject to the award, and the vesting provisions applicable to the award.
(i)No Employment Rights. The grant of this Award does not create a right to employment and shall not be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the Company to terminate the Participant’s service relationship.
(j)Participant Undertaking. By accepting this Award, the Participant acknowledges and agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on the Participant pursuant to the provisions of the Agreement.
(k)Compliance with Law. As a condition to the Company’s grant of this Award, the Participant agrees to repatriate all payments attributable to the Shares and cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence. In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in the Participant’s country of residence. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal, regulatory and tax obligations under local laws, rules and regulations in the Participant’s country of residence.

(l)Electronic Delivery. The Company may, in its sole discretion, elect to deliver any documents related to this Award granted to the Participant by electronic means. By accepting this Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(m)Insider Trading and Market Abuse Laws. Depending on the Participant’s country of residence or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire, sell or otherwise dispose of the Shares during such times as the Participant is considered to have “inside information” regarding the Company or its business (as defined by the laws of the Participant’s country of residence). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties (including employees of the Company and its Affiliates) or causing them otherwise to buy or sell securities. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and that the Participant should consult with the Participant’s personal advisor on this matter.
(n)English Language. If the Participant is in a country where English is not an official language, the Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of the Agreement or has had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant further acknowledges and agrees that by accepting this Award, it is the Participant’s express intent that the Agreement, the Award Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If the Participant has received the Agreement, the Award Notice, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(o)Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.
(p)Risk Statement. The Participant acknowledges and accepts that the future value of the Shares is unknown and cannot be predicted with certainty and that the value of this Award at the time when the RSU Shares are delivered may be less than the value of the Award on the Grant Date. The Participant understands that if the Participant is in any doubt as to whether the Participant should accept this Award, the Participant should obtain independent advice.
(q)No Advice Regarding Grant. No employee of the Company is permitted to advise the Participant regarding the Participant’s participation in the Plan or the acquisition or sale of the Shares underlying this Award. The Participant is hereby advised to consult with the Participant’s personal tax, legal and financial advisors prior to taking any action related to the Plan.

(r)Private Placement. The grant of this Award is not intended to be a public offering of securities in the Participant’s country of residence but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law) at the time of grant, and the grant of this Award is not subject to the supervision of the local securities authorities.
(s)Governing Law and Venue. The Agreement shall be governed by the laws of the State of New York, without application of the conflicts of law principles thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Award, the Agreement and/or the Plan shall be exclusively in the courts in the U.S. State of Michigan, County of Oakland, including the U.S. federal courts located therein (should U.S. federal jurisdiction exist).
(t)WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first written above.
APTIV PLC

Name:
Title:

PARTICIPANT
#ParticipantName#